Exhibit 99.1

CA Technologies Recommends Stockholders Reject Mini-Tender Offer by TRC Capital Corporation

•	Unsolicited mini-tender offer is below current market price for CA's shares

•	Stockholders who have already tendered shares advised to withdraw

•	CA urges investors to review current share price, exercise caution and consult with advisors

NEW YORK, February 9, 2015 – CA Technologies (NASDAQ: CA) (“CA Technologies” or “CA”) received notice of an unsolicited mini-tender offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 3,000,000 shares of CA common stock, or approximately 0.68 percent of CA’s outstanding common stock, at a price of $29.75 per share. CA cautions stockholders that the offer is being made at a 4.59 percent discount to the closing price of $31.18 per share for the company’s common stock on February 3, 2015, the day prior to the date the offer commenced, and approximately 6.89 percent below today’s closing market price of $31.95.

CA does not endorse TRC Capital’s offer and recommends that stockholders reject the offer because the offer price is below the current market price for CA shares and is subject to numerous conditions, including TRC Capital’s obtaining sufficient financing necessary to consummate the offer. CA recommends that any stockholders who have tendered shares to TRC Capital withdraw those shares by providing written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for March 6, 2015 unless the offer is extended.

CA urges investors to obtain current market price quotations for their shares, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s offer.

CA is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation. The TRC Capital mini-tender offer is also not related to CA’s own previously announced authorization to repurchase shares of its common stock.

TRC Capital has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than 5 percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (“SEC”).

The SEC has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price with the current market price.” The SEC has also published investor tips regarding mini-tender offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm.

CA also encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at: http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

CA requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer relating to shares of CA common stock.
About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the application economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.
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Contacts:

Jennifer Hallahan    Jonathan Doros
Public Relations    Investor Relations
(212) 415-6924    (212) 415-6870
jennifer.hallahan@ca.com    jonathan.doros@ca.com